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EXHIBIT 10.1

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Lars Nyberg                                    1700 South Patterson Boulevard
Chairman and CEO                               Dayton, Ohio 45479


June 20, 2000

Mr. William Amelio
1696 Palos Verdes Estates
Palos Verdes, California  90274

Dear Bill:

I am delighted to extend to you an offer of employment with NCR Corporation as Executive Vice President and Chief Operating Officer. This position will have all operating responsibilities for NCR's self service, retail, Systemedia, and services businesses, which generate the majority of revenues and profits. As you know, this offer is contingent on the approval of NCR Board of Directors. In this position, you will report directly to me, as Chairman & CEO. We'll need to discuss a mutually agreeable start date. Other details of your offer are as follows.

     Annual Base Salary - Your base salary will be $700,000, commencing as of your effective start date. You will be paid on a bi-weekly pay schedule, one week in arrears. Your paycheck will be automatically deposited in the bank of your choice via our convenient Easipay plan.

     Sign-On Bonus - You will be extended a $200,000 gross sign-on bonus within thirty days of your effective start date. All applicable taxes will be withheld from this award. Your sign-on bonus will not be treated as compensation for purposes of determining employee pensions and benefits.

     Incentive Award - You will be eligible to participate in the Management Incentive Plan for Executive Officers (MIP), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For your position, the targeted incentive opportunity is 80% of your salary ($560,000) and the maximum award is 160% ($1,120,000) of your salary. Given the fact that you will forfeit your 2000 bonus at your current company, NCR will guarantee your proposed target incentive award ($560,000) for 2000. This will be paid within thirty days of your effective start date. If the actual 2000 incentive payout is greater than target, you will receive an incremental bonus in March, 2001 (up to $560,000).

     For 2001, compensation objectives are yet to be established, but will probably include revenue growth, profit and asset management measure.

     Equity Awards -

           Stock Options/One Time Grant - In lieu of your current compensation and equity situation, you will receive a one-time stock option grant, as of your first date of employment, for that number of whole shares of NCR common stock determined by dividing $12,300,000 by the fair market value of one share of the Company's common stock on your first date of employment. These options will be subject to terms and conditions determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. These stock options include a non-competition provision and vest as follows:

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          Initial Vesting Date - 1-year anniversary of start date - 1/3 of the grant
          Next Vesting Date - 2-year anniversary of start date - 1/3 of the grant
          Final Vesting Date - 3-year anniversary of start date - 1/3 of the grant

     Stock Options/2001 Advance Management Stock Grant - On your first date of employment, you will receive a stock option grant, for that number of whole shares of NCR common stock determined by dividing $4,100,000 by the fair market value of one share of the Company's common stock on your first date of employment. These options will be subject to terms and conditions determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. These stock options include a non-competition provision and vest as follows:

          Initial Vesting Date - 1-year anniversary of start date - 1/3 of the grant
          Next Vesting Date - 2-year anniversary of start date - 1/3 of the grant
          Final Vesting Date - 3-year anniversary of start date - 1/3 of the grant

Given the grant above, you will not receive a management stock option grant in Q1 2001 when NCR management is awarded their 2001 stock option grants. However, you will be eligible for future management stock option grants, beginning in 2002. Although we cannot make a commitment about future stock option awards, given past awards for this position and current expectations, we would anticipate that the award of stock options would have an approximate face value of $4.1 million or more. Again, as I know you appreciate, any actual award will be as finally determined by NCR's Compensation Committee of the Board of Directors.

     Restricted Stock - In lieu of your current compensation and equity situation, you will receive a special restricted stock grant, as of your first date of employment, of that number of whole shares of NCR common stock determined by dividing $4,100,000 by the fair market value of one share of the Company's common stock on your first date of employment. These shares will be set up in a record account in your name with NCR's Transfer Agent and Stock Registrar (American Stock Transfer), and will vest (become transferable) over three years as follows:

          Initial Vesting Date - 1-year anniversary of start date - 1/3 of the grant
          Next Vesting Date - 2-year anniversary of start date - 1/3 of the grant
          Final Vesting Date - 3-year anniversary of start date - 1/3 of the grant

In addition, the restricted stock will vest in full in the event of a Company initiated termination other than for "cause" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers). The restricted stock will be subject to other terms and conditions determined by the NCR Board of Directors, including a non-competition provision.

In the event of a voluntary termination from NCR, the number of shares representing a value of $1,500,000 (increased during each year starting on your start date based on a 10% imputed interest rate) will be immediately vested. However, whatever value has previously vested will be counted towards the $1,500,000. For example, assume the NCR stock price is $41 and 100,000 shares have been awarded on your first day of employment. Assume you voluntarily leave NCR 18 months after your start date and you have vested shares of 33,333 on your termination date. Assuming the stock price is still $41 with a value of $1,366,653 (33,333 x $41), another 8,923 shares will immediately vest to get your total vested value up to $1.73M. If in this example, the NCR share price was $52 at termination, no additional shares would vest.

Incentives in General - For an officer in your position, short- and long-term incentives at NCR currently take the form of the MIP and stock options. Since these incentives are designed to address the conditions of an ever-changing marketplace, NCR cannot make any definitive representations concerning the continuation of either program or the size of the individual awards.

Vacation - In recognition of your prior work experience, you will be eligible for four weeks of paid vacation.

Special Severance - In the event of a Company initiated termination other than for "cause" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers), you will receive a cash payment of one times your annual base salary and immediate vesting of your NCR restricted stock.

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     NCR Benefits - On your first day of employment with NCR, the company provides you and your eligible dependents with the following core benefit coverage:

          NCR Health Care Coverage
          NCR Dental Care Coverage
          Short-Term and Long-Term Disability Coverages
          Life Insurance Coverage
          Accidental Death and Dismemberment Insurance Coverage

     As a new employee of NCR, you have the opportunity to design your own personalized benefit program through Personal Choice, the company's flexible benefits program. After your employment commences, you will receive the NCR Benefits Information Package, and a Benefit representative will meet with you to guide you through any questions you may have.

     Additionally, you will be eligible to participate in the NCR Pension Plan, the NCR Savings Plan (401k), and the NCR Stock Purchase Plan. The attached Benefits Overview provides more information about NCR benefits.

     Retirement - In addition to your participation in the NCR Pension Plan (qualified plan), you will also participate in the following nonqualified pension plans:

     The Retirement Plan for Officers of NCR Corporation (SERP II) - The plan, which is described in more detail in the attached summary, provides a career average pension of 2.5% of the total of your base salary and MIP award, times your years of service as an Officer and less pension accrued as an Officer in other NCR sponsored plans. Also attached is a model to help quantify your award given certain pay assumptions. While this plan currently vests after ten years of officer service, NCR plans to recommend to the Compensation Committee of the Board of Directors that the vesting take place after five years, which is more in line with competitive analogs and mirrors the qualified pension plan vesting pertaining to all employees. However, there can be no assurance that this proposed change will be adopted.

     The NCR Mid-Career Hire Supplemental Pension Plan - This plan, described in more detail in the attached summary (also modeled as part of the SERP II estimate), provides a pension supplement to make up for lost pension that could result from not having a "full career" with one company. This pension supplement is in addition to the SERP II benefit.

     Financial Counseling - You will be eligible to participate in a financial counseling program provided through one of three consulting firms designated by the Company. The Company will pay up to $8,000 annually for financial planning, estate planning and tax preparation plus a gross-up for the tax impact of this service. Further information on this program will be provided separately.

     Relocation/Temporary Housing - You will be eligible for relocation benefits under NCR's Relocation Policy under Tier II Benefits. A copy of the NCR Relocation Policy is enclosed. It is expected that you will move to Dayton, Ohio within a maximum of 18 months of your start date. In the interim, NCR will arrange temporary housing/accommodations for you in Dayton.

     Change in Control - You will participate in NCR's current Change in Control Severance Plan for Executive Officers. In the event of a qualified Change-In-Control (as defined in this Plan), you will receive three times your base salary and targeted bonus plus immediate vesting of your NCR stock options and restricted stock.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. Also, this offer is contingent upon completion of full reference checks.

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Bill, we are enthusiastic about the contributions, experience and vision you can bring to NCR. The company is positioned well in our market to be exceedingly successful and I personally would like to extend this opportunity for you to be a part of my senior management team.

If you have any questions concerning the details of the appointment, please feel free to contact Wilbert Buiter or me.

Sincerely,

/s/ Lars Nyberg

Lars Nyberg




/s/ William Amelio                                        June 21, 2000
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Agreed and Accepted                                       Date
William Amelio

pc:  W. Buiter

Attachments:  Benefits Overview
              Summary of SERP II
              Summary of Mid-Career Hire Plan
              NCR Relocation Policy

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